EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

of CVS Corporation:

We consent to incorporation by reference in the Registration Statements Numbers 333-49407, 33-40251, 333-34927, 333-28043, 33-17181, 2-97913, 2-77397, 2-53766, 333-91253 and 333-63664 on Form S-8 and 333-52055 on Form S-3 and 333-78253 on Form S-4 of CVS Corporation of our report dated February 1, 2002, with respect to the consolidated balance sheets of CVS Corporation and subsidiaries as of December 29, 2001, December 30, 2000 and January 1, 2000, and the related consolidated statement of operations, shareholders’ equity and cash flows for the fifty-two week periods ended December 29, 2001 and December 30, 2000, and the fifty-three week period ended January 1, 2000 and the related financial statement schedule, which report appears in the December 29, 2001 Annual Report on Form 10-K of CVS Corporation.

/s/ KPMG LLP
KPMG LLP

Providence, Rhode Island

March 19, 2002

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